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                                                       Exhibit 12

               VIRGINIA ELECTRIC AND POWER COMPANY

         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                    (thousands except ratios)


                   1994      1993      1992      1991      1990

Net Income.......$447,144 $ 509,051 $ 469,521 $ 487,379 $ 450,354

Add:Income Taxes. 225,647   257,217   211,295   233,323   213,463

Total............ 672,791   766,268   680,816   720,702   663,817

Fixed Charges:
Interest on
 Long-Term Debt.. 291,864   300,152   300,857   335,651   356,279
Other Interest...   7,551    19,121    29,534    27,805    25,927
Estimated Interest
 Factor of Rents
 Charged to
 Operating
 Expenses,
 Clearing and
 Other Accounts     7,132     5,660     6,231     9,999    10,400
Total Fixed
 Charges          306,547   324,933   336,622   373,455   392,606
Earnings as
 Defined         $979,338$1,091,201$1,017,438$1,094,157$1,056,423


Ratio of Earnings
 to Fixed Charges    3.19      3.36      3.02      2.93      2.69